Exhibit 99.1

Ritter Pharmaceuticals Selects Medpace as its Clinical Research Organization for Pivotal Phase 3 Clinical Trial of RP-G28 in Lactose Intolerance

LOS ANGELES (May 3, 2018) – Ritter Pharmaceuticals, Inc. (NASDAQ: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of the first FDA-approved treatment for lactose intolerance, today announces that it has signed an agreement with the clinical research organization (CRO) Medpace to conduct the first of two pivotal Phase 3 clinical trials for RP-G28 in patients with lactose intolerance (LI).

“Our team has worked diligently to identify and select the right CRO partner to execute our pivotal Phase 3 clinical trial for RP-G28,” said Andrew J. Ritter, co-founder and president of Ritter Pharmaceuticals, Inc. “Medpace is an established, highly regarded full-service Phase I-IV CRO with expertise in numerous therapeutic areas that is focused on supporting the biotech and pharmaceutical industry. It is a scientifically-driven organization with a dedicated in-house study team and clinical research physician support. Medpace has an extensive portfolio of successfully completed late-stage clinical programs supporting NDA filings, including programs with patient-reported outcomes like ours. Medpace is our ideal CRO choice as they provide the experience and range of services to competently execute our Phase 3 study. With our CRO partner secured, we remain on track to initiate our RP-G28 Phase 3 trial this quarter.”

With support from Medpace, Ritter Pharmaceuticals will conduct a multicenter, randomized, double-blind, placebo-controlled, parallel-group trial in the United States, in approximately 525 patients to evaluate the efficacy, safety, durability, and tolerability of RP-G28 in patients with lactose intolerance (LI). The primary objective of the study is to assess the efficacy of RP-G28 compared to placebo on the reduction from baseline of LI symptoms following 30 days of treatment and 30 days of real-world lactose consumption. Secondary objectives include assessments of the safety and tolerability of treatment with RP-G28; the durability of effect of treatment on LI symptoms after 3 months of lactose consumption; and the response over time on patient-reported outcomes and global assessment measures.

“Medpace is pleased to have been chosen by Ritter Pharmaceuticals to conduct its Phase 3 study for RP-G28,” said Susan Burwig, executive vice president, Operations at Medpace. “Our team has the appropriate therapeutic experience in conducting clinical trials in the area of gastrointestinal diseases. We look forward to partnering with Ritter Pharmaceuticals and utilizing our knowledge and experience in the GI and microbiome fields to execute this pivotal trial.”

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions of people worldwide. RP-G28 has been studied in Phase 2 trials, and is expected to commence Phase 3 clinical development in the second quarter of 2018. The company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

About Medpace Inc.

Medpace is a scientifically driven, global, full-service clinical contract research organization (CRO) providing Phase I-IV clinical development services to the biotechnology, pharmaceutical and medical device industries. Medpace’s mission is to accelerate the global development of safe and effective medical therapeutics through its high-science and disciplined operating approach that leverages local regulatory and deep therapeutic expertise across all major areas including oncology, cardiology, metabolic disease, endocrinology, central nervous system and anti-viral and anti-infective. Headquartered in Cincinnati, Ohio, Medpace employs approximately 2,500 people across 36 countries. For more information visit the Medpace website at: www.medpace.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management, including statements regarding the timing and commencement of our first Phase 3 clinical trial. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:

Shaun Novin
310-203-1000
shaun@ritterpharma.com